Exhibit 10.11

Calves Purchase Agreement

Party A:  Qiqihar Tianpeng Livestock Technology Co., Ltd.
Party B:  Heilongjiang Xinhua Cattle Industry Co., Ltd.

In consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by both parties as follows:

1.  Cooperation

Party B shall supply male calves to Party A on a long-term basis, Party A agrees to purchase part of the male calves supplied by Party B.

2.  Method of Delivery; Delivery Location

      1) Method of delivery: Pick-up;
      2) Delivery location: Party B’s farm.

3.  Price and Settlement Method

The price and volume shall be determined through negotiation based on the supply list provided to Party A by Party B.

4.  Checking and Acceptance

      1) Time of acceptance: Prior to packing of the calves for delivery.
      2) Standard of acceptance: After accepting the calves, Party A shall not complaint for any deformity or disease of the calves resulting from Party A’s mismanagement or other reasons.

5.  Breach Liability

      1) In circumstances where Party B fails to supply the calves, Party B shall compensate Party A with 1% of the undelivered portion of the purchase price;
      2) In circumstances where Party A returns the calves after acceptance, Party A shall pay Party B 1% of the returned purchase price as compensation;
      3) In circumstances where Party A fails to make the payment on time, Party A shall pay Party B a late payment fee of 0.2% of the total late payment amount for each day delayed, until Party B make all the payment;
      4) In circumstances where Party A refuses delivery in violation of this Agreement, Party A shall be responsible for all of Party B’s losses and damages as well as fines imposed by the transportation authority.

6.  Force Majeure

       If any party fails to perform this Agreement due to force majeure, the party shall timely inform the other of the reason for such failure. After obtaining certificates from relevant authorities, the party may be permitted to postpone or relieve from performing this Agreement.

7.  Dispute Resolution

       All disputes arising from the performance of this Agreement shall be settled through timely negotiation by both parties; In the event that the dispute could not be settled through negotiation, any party may submit the dispute to relevant authority for medication, to the arbitration committee for arbitration, or to the people’s court for litigation.

8.  Effectiveness and Terms

       This Agreement shall come into effect upon the execution by both parties, with a term of two (2) years.
       During the performance of this Agreement, both parties may not amend or terminate this Agreement without cause.

9.  Issues not covered in this Agreement may be governed by supplemental agreements entered into by both parties through negotiation. The supplemental agreement shall have the same legal effect as this Agreement.

10.  This Agreement shall be executed in two (2) copies with each party holding one copy. Each copy shall have the same legal effect.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and become effective as of the date below upon the signature and seals by both parties.

Party A Qiqihar Tianpeng Livestock Technology Co., Ltd. Legal Representative: Yuping Ma Date: December 24, 2010	Party B Heilongjiang Xinhua Cattle Industry Co., Ltd. Legal Representative: Yilin Shi Date: December 24, 2010